UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):

June 21, 2012

INTERNATIONAL LEASE FINANCE CORPORATION

(Exact Name of Registrant as Specified in Its Charter)

CALIFORNIA	1-31616	22-3059110
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

10250 Constellation Boulevard, Suite 3400
Los Angeles, California	90067
(Address of Principal Executive Offices)	(Zip Code)

(310) 788-1999

(Registrant’s telephone number, including area code)

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17CFR 240.13e-4(c))

Item 7.01               Regulation FD Disclosure.

On June 21, 2012, American International Group, Inc. (“AIG”), the parent company of International Lease Finance Corporation (the “Company”), issued a press release announcing the appointment of Laurette T. Koellner to the newly created position of Executive Chairman of the Company.  The press release states that the management change follows an investigation by AIG of a personal relationship between the Company’s Chief Executive Officer, Henri Courpron, and an employee of the Company under his supervision.  The press release is attached as Exhibit 99.1 and is incorporated herein by reference.

Item 8.01               Other Events.

On June 21, 2012, Laurette T. Koellner was appointed to the Board of Directors (the “Board”) of the Company and to the newly created position of Executive Chairman.  Ms. Koellner is the most senior executive officer of the Company and reports to Robert H. Benmosche, AIG President and Chief Executive Officer.  The Company’s Chief Executive Officer, Henri Courpron, reports to Ms. Koellner.  Douglas M. Steenland, who was the Company’s Non-Executive Chairman, continues to serve as a member of the Company’s Board, but will no longer hold the title of Non-Executive Chairman.

Ms. Koellner brings decades of aviation industry and broad management experience to the Company’s management team.  Ms. Koellner is the former President of Boeing International, a division of The Boeing Company, serving from 2006 to 2008. Prior to that, Ms. Koellner served as President of Connexion by Boeing from 2004 to 2006. She also served as Executive Vice President, Chief Administration and Human Resources Officer of Boeing from 2002 to 2004 and was a member of the Office of the Chairman from 2002 to 2003. She served as Senior Vice President and President of Shared Services Group of Boeing from 2001 to 2002. She served as Vice President and Corporate Controller of Boeing from 1999 to 2000. Ms. Koellner spent 19 years at McDonnell Douglas Corp., where she served as Division Director of Human Resources as well as Vice President of Internal Audit. Ms. Koellner is currently a director of Celestica Inc., where she is the Chairman of the Audit Committee and a member of the Nominating and Corporate Governance and Compensation Committees, and Sara Lee Corporation, where she is Chairman of the Audit Committee and a member of the Executive and Corporate Governance, Nominating and Policy Committees. Ms. Koellner served as a director of AIG from June 2009 to June 2012, where she was a member of the Compensation and Management Resources Committee and the Chairman of the Regulatory, Compliance and Public Policy Committee.

Ms. Koellner’s appointment follows a review begun when AIG received an anonymous complaint alleging the existence of a personal relationship between Mr. Courpron and an employee under his supervision.  In the course of AIG’s review, Mr. Courpron and the employee each acknowledged that they had engaged in a voluntary relationship that had ended.  The complaint further alleged that the relationship resulted in improper use of company assets and inappropriate personnel decisions.  AIG, with the assistance of outside counsel, found these allegations to be unsubstantiated.

At the conclusion of the review, AIG assessed Mr. Courpron’s conduct as contrary to AIG’s expectations of its officers.  Accordingly, the office of Executive Chairman was established at the Company and Mr. Courpron’s annual compensation was reduced by $1,000,000. Mr. Courpron consented to these changes in a letter agreement, which is attached to this Form 8-K as Exhibit 10.1 and is hereby incorporated by reference in its entirety. The foregoing description of the consent does not purport to be complete and is qualified in its entirety by reference to the attached exhibit.

In connection with Ms. Koellner’s commencement of employment with the Company, AIG and Ms. Koellner entered into an employment agreement dated June 21, 2012 that sets forth certain terms of her employment with the Company.  The employment agreement provides that Ms. Koellner will serve as the Company’s Executive Chairman, and it is expected that her duties in this role will require approximately 60% of her working time.  While serving as the Company’s Executive Chairman, Ms. Koellner is entitled to receive a base cash salary of $950,000 per year and an annual short-term incentive opportunity with a target value of $400,000 (with the target value pro-rated for 2012 to an amount no less than $200,000). In addition, Ms. Koellner is entitled to receive a long-term incentive opportunity for 2012 with a target value of $550,000.  Ms. Koellner is entitled to benefits from the Company consistent with her position and to reimbursement of reasonable business expenses.  The compensation provided to Ms. Koellner in her employment agreement is subject to statutory compensation limits (the “TARP Standards”) that restrict the structure and amounts of compensation that the Company may pay to certain of its executive officers, and Ms. Koellner may only receive compensation under her employment agreement to the extent it is consistent with the TARP Standards.  Ms. Koellner’s Employment Agreement is attached to this Form 8-K as Exhibit 10.2 and is hereby incorporated by reference in its entirety. The foregoing description of the Employment Agreement does not purport to be complete and is qualified in its entirety by reference to the attached exhibit.

Item 9.01               Financial Statements and Exhibits.

(d)          Exhibits

The following exhibits are included with this report.  Exhibit 99.1 is being furnished solely for purposes of Item 7.01 of this Form 8-K.

Exhibit No.	Description

10.1	Letter Agreement, dated as of June 21, 2012, between American International Group, Inc. and Henri Courpron.
10.2	Employment Letter, dated as of June 21, 2012, between Laurette T. Koellner and American International Group, Inc.
99.1	Press release issued by American International Group, Inc., dated June 21, 2012.

Pursuant to the requirements of the Securities Exchange Act of 1934, Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

INTERNATIONAL LEASE FINANCE CORPORATION

/s/ Elias Habayeb
	By:	Elias Habayeb
Senior Vice President & Chief Financial Officer

DATED: June 21, 2012

EXHIBIT INDEX

Exhibit No.	Description

10.1	Letter Agreement, dated as of June 21, 2012, between American International Group, Inc. and Henri Courpron.
10.2	Employment Letter, dated as of June 21, 2012, between Laurette T. Koellner and American International Group, Inc.
99.1	Press release issued by American International Group, Inc., dated June 21, 2012.